Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company Elizabeth M. Cook Director of Investor Relations (804) 780-3000

JAMES RIVER COAL COMPANY CLOSES ON $135 MILLION SENIOR DEBT FINANCING AND UPDATES BELL COUNTY TRANSACTION

RICHMOND, VA, February 27, 2007 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial-grade coal, today announced that it has completed the refinancing of its existing Senior Secured Debt facilities with new credit facilities with Morgan Stanley Senior Funding, Inc., and GE Commercial Finance - Corporate Lending.

Morgan Stanley Senior Funding, Inc. provided 100% of the principal amount and acted as sole lead arranger of the following facilities:

•	$60.0 million in a term letter of credit facility, maturing on February 26, 2013.

•	$40.0 million in a term loan facility, maturing on February 26, 2013.

GE Corporate Lending provided 100% of the revolving line of credit up to $35.0 million, including a $10.0 million letter of credit subfacility, which matures on February 26, 2012. There have been no borrowings against this facility.

The new credit facilities replace the Company’s existing $90 million facility, of which approximately $80 million was currently utilized. The new credit facilities contain financial covenants that are usual and customary for financings of this kind, including, without limitation, financial covenants covering minimum EBITDA, maximum capital expenditures, and maximum total funded indebtedness. Please see the Form 8-K filed by the Company with the SEC today for further details of the credit facilities.

The Company also announced that the agreement to sell the assets of its Bell County Coal Corporation subsidiary has expired. The Company and the purchaser discussed extending the closing date, contingent upon achievement of mutually agreed upon definitive milestones in the purchaser’s financing and closing process and other conditions to assure a timely closing. However, the parties were not able to agree on these conditions. The parties may, or may not, continue these discussions in the future.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward- looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the Company’s ability to comply with the terms of the new credit facilities; and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s quarterly report filed with the SEC on Form 10-Q for the quarter ended September 30, 2006. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.